Exhibit 99.1
PORTOLA PACKAGING REPORTS FIRST QUARTER FISCAL YEAR 2006 RESULTS
     BATAVIA, IL—January 16, 2006 — Portola Packaging, Inc. (“Portola” or the “Company”) today reported results for its first quarter of fiscal year 2006, ended November 30, 2005. Portola reported sales of $65.9 million for the first quarter of fiscal year 2006 compared to $62.8 million for the first quarter of fiscal year 2005, an increase of 4.9%. Portola reported operating income of $2.1 million for the first quarter of fiscal year 2006, compared to operating income of $1.6 million for the first quarter of fiscal year 2005, an increase of 31.3%. Portola reported a net loss of $3.3 million for the first quarter of fiscal year 2006 compared to a net loss of $1.7 million for the first quarter of fiscal year 2005.
     EBITDA(a), (c) decreased $1.6 million to $6.0 million in the first quarter of fiscal year 2006 compared to $7.6 million in the first quarter of fiscal year 2005. Adjusted EBITDA(b), (c), which excludes the effect of restructuring charges, (gains) or losses on the sale of assets, one-time relocation costs and costs relating to the dissolution of our Management Deferred Compensation Plan, decreased $1.1 million or 14.3% to $6.6 million in the first quarter of fiscal year 2006 compared to $7.7 million in the first quarter of fiscal year 2005.
     Improvements in operations of $0.8 million were before a charge of $0.3 million was recorded relating to the dissolution of the Company’s Management Deferred Compensation Plan which occurred in December 2005. In addition, earnings were negatively impacted by the difference of $2.2 million in foreign exchange versus the same quarter last year. The Company reported a foreign exchange loss of $0.2 million for the first quarter of fiscal year 2006 as compared to a $2.0 million gain reported in the first quarter of fiscal 2005. The majority of the foreign exchange is non-cash related.

CONFERENCE CALL:
     Portola Packaging, Inc. executives will hold a conference call to discuss the first quarter of fiscal year 2006 results. The conference call is scheduled for January 17, 2006 at 9:00 AM Central Standard Time. The United States Dial-In Number is 800-553-0327. The International Dial-In Number is 612-332-0530. This press release and any additional financial and operating information, if any, will be available under the “in the news” section on the Company’s web site at www.portpack.com.
ABOUT PORTOLA PACKAGING, INC:
     Portola Packaging is a leading designer, manufacturer and marketer of tamper-evident plastic closures used in the dairy, fruit juice, bottled water, sports drinks, institutional food products and other non-carbonated beverage markets. The Company also produces a wide variety of plastic bottles for use in dairy, water and juice markets, including various high density bottles and five-gallon polycarbonate water bottles. In addition, the Company designs, manufactures and markets capping equipment for use in high speed bottling, filling and packaging production lines. The Company is also engaged in the manufacture and sale of tooling and molds used in the blow molding markets. For more information about Portola Packaging, visit the Company’s web site at www.portpack.com.
ABOUT PORTOLA TECH INTERNATIONAL, INC:
     Portola Tech International (“PTI”) is a wholly owned subsidiary of Portola and is a leading manufacturer, marketer and designer of plastic packaging components for the cosmetic, fragrance and toiletries markets. PTI’s capabilities include injection and compression molding, thermal and ultraviolet metallizing, ultraviolet one-coat spray technologies, silk screening, hot stamping, lining and multiple component assembly. In addition to offering the largest stock line of closures in the industry, with over 450 styles and sizes, PTI has a complementary line of heavy wall PETG and polypropylene jars. For more information about PTI, visit PTI’s web site at www.techindustries.com.

FOR ADDITIONAL INFORMATION CONTACT:

Brian J. Bauerbach	Portola Packaging, Inc.
President and Chief Executive Officer	951 Douglas Road
(630) 326-2117	Batavia, Illinois 60510
Web Site: www.portpack.com

Michael T. Morefield	Phone:	(630) 406-8440
Senior Vice President and Chief Financial Officer		(888) 739-0936
(630) 326-2074	Fax:	(630) 406-8442
	Email:	Info@mail.portpack.com

PORTOLA PACKAGING, INC.
Unaudited Financial Results
(in millions)

	Q1 06	Q1 05
Sales	$65.9	$62.8
Cost of sales	55.5	53.3

Gross profit	10.4	9.5
Gross profit % (d)	15.8%	15.1%
SG&A, R&D and amortization	8.0	7.8
Gain on sale of assets	(0.2)	—
Restructuring	0.5	0.1

Operating income	2.1	1.6
Interest expense	4.2	4.1
Amortization of debt issuance costs	0.4	0.4
Foreign exchange loss (gain)	0.2	(2.0)
Other income, net	(0.1)	(0.1)

Loss before income taxes	(2.6)	(0.8)
Income tax expense	0.7	0.9

Net loss	$(3.3)	$(1.7)

Add:
Interest expense	$4.2	$4.1
Income tax expense	0.7	0.9
Depreciation expense	3.8	3.6
Amortization of intangibles	0.2	0.3
Amortization of debt issuance costs	0.4	0.4

EBITDA (a), (c)	$6.0	$7.6
EBITDA % (a), (c) (d)	9.1%	12.1%

Adjustments to EBITDA (b), (c):
Restructuring	$0.5	$0.1
Gain on sale of assets	(0.2)	—
MDCP dissolution costs (e)	0.3	—

Adjusted EBITDA (b), (c)	$6.6	$7.7
Adjusted EBITDA % (b), (c) (d)	10.0%	12.3%

	November 30, 2005	August 31, 2005
Current assets	$65.1	$61.2
Property, plant and equipment, net	73.0	77.1
Other assets	41.2	41.7

Total assets	$179.3	$180.0

Current liabilities	$36.1	$29.9
Revolver and other debt	20.3	23.8
Senior notes	180.0	180.0
Other liabilities	3.9	4.0

Total liabilities	240.3	237.7

Other equity	5.7	5.6
Accumulated deficit	(66.7)	(63.3)

Total equity (deficit)	(61.0)	(57.7)

Total liabilities and shareholders’ equity (deficit)	$179.3	$180.0

(a)	EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, interest expense (including amortization of debt issuance costs) and amortization of intangible assets.

(b)	Adjusted EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, net interest expense, amortization of debt issuance costs, amortization of intangible assets, impairment of intangible assets, restructuring costs, one-time relocation costs, other one-time costs and gains and losses on sale of assets. Adjusted EBITDA excludes restructuring charges of $0.5 million and $0.1 million for the three months ended November 30, 2005 and 2004, respectively.

(c)	EBITDA and Adjusted EBITDA are not intended to represent and should not be considered more meaningful than, or an alternative to, net income (loss), cash flow or other measures of performance in accordance with generally accepted accounting principles. EBITDA and Adjusted EBITDA data are included because the Company understands that such information is used by certain investors as one measure of an issuer’s historical ability to service debt and because certain restrictive covenants in the $180 million Bond Indenture are based on a term very similar to the Company’s Adjusted EBITDA.

(d)	Percentages are calculated as a percent of sales.

(e)	Charges relating to the dissolution of the Management Deferred Compensation Plan (MDCP) which occurred in December 2005.